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                                    EXHIBIT A

           COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

   IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND'S
                                  TENDER OFFER.

December 23, 2003

Dear J.P. Morgan Atlas Global Long/Short Equity Fund, L.L.C. Member:

         We are writing to inform you of important dates relating to a tender offer by J.P. Morgan Atlas Global Long/Short Equity Fund, L.L.C. (the "Fund"). IF YOU ARE NOT INTERESTED IN HAVING THE FUND REPURCHASE YOUR LIMITED LIABILITY COMPANY INTEREST OR A PORTION OF YOUR INTEREST IN THE FUND ("INTEREST") AS OF MARCH 31, 2004, PLEASE DISREGARD THIS NOTICE AND TAKE NO ACTION.

         The tender offer period will begin on December 23, 2003 and will end at 12:00 midnight New York time on JANUARY 23, 2004, AT WHICH POINT THE OFFER WILL EXPIRE. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

         Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by PFPC Inc. ("PFPC") no later than JANUARY 23, 2004. If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED AS OF MARCH 31, 2004.

         If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to J.P. Morgan Atlas Global Long/Short Equity Fund, L.L.C., c/o PFPC Inc. at P.O. Box 219, Claymont, DE 19703, Attention:
Tender Offer Administrator; or (ii) fax it to PFPC at (302) 791-2790, Attention:
Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is RECEIVED BEFORE 12:00 MIDNIGHT, NEW YORK TIME, ON FRIDAY, JANUARY 23, 2004.

         If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at PFPC at (302) 791-2810.

Sincerely,

J.P. Morgan Atlas Global Long/Short Equity Fund, L.L.C.